EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Boston Therapeutics, Inc. of our report dated March 31, 2011, relating to our audit of the financial statements as of December 31, 2010 and the period from inception (August 24, 2009) to December 31, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern), which appears in the Annual Report on Form 10-K of Boston Therapeutics, Inc. for the year ended December 31, 2010.

/s/ McGladrey & Pullen, LLP

Boston, Massachusetts
October 4, 2011